EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT

1.   The Right Solution Gateway
2.   Grandma Hamman's Specialty Foods
3.   Gateway Venture Holdings, Inc.
4.   Gateway Corporate Administration, Inc.

All subsidiaries are incorporated in Nevada.